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                                                                   EXHIBIT 10.45

                                February 17, 1999


Keith McDonald

Re: Employment Contract

Dear Keith:

        We take great pleasure in making you an offer to join us at SMART Modular Technologies, Inc. as SMART's President reporting directly to Ajay Shah, SMART's CEO.

        Your offer package includes a base salary of $11,550 per pay period ($300,300 per year), paid bi-weekly together with the following benefits:

1. Annual, performance-based bonus paid quarterly contingent upon (i) your individual performance and contribution, (ii) SMART's profitability and
        (iii) you being employed at SMART at the time the bonus is paid; provided, however, if you are employed at SMART on your first anniversary date or if the reason you are not employed at SMART on your first anniversary date is because SMART involuntarily terminated you other than for cause, your aggregate bonus for your first full year of employment will be at least 100% of your annual base salary. In case of termination, bonuses will be paid on a prorated basis for any partial quarterly periods.

2. Within three months of the date you join SMART, SMART shall grant to you through the SMART 1995 Stock Plan a stock option to acquire 300,000 shares of SMART common stock. One forty-eighth (1/48th) of the shares underlying the option shall vest on each monthly anniversary date of the option grant date, so that the shares underlying the option shall be fully vested and exercisable four (4) years after the option grant date. Each share's exercise price shall be the closing price of SMART's common stock on the option grant date. The option shall be an incentive stock option ("ISO") to the maximum extent permitted by ISO rules. Other terms and conditions of the option shall be as determined by SMART's Board of Directors and the 1995 Stock Plan.

3. Participation in SMART's 401(k) plan. SMART will contribute $0.50 for each $1.00 contributed by you, up to $1,000 per plan year. There is a three month waiting period for eligibility into this plan and entry dates into the plan are the following January 1, April 1, July 1 or October 1.



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Mr. McDonald
February 17, 1999
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4.      Participation in SMART's Employee Stock Purchase Plan.

5. Accrual of sick and vacation time as of your date of hire as per standard company policies.


        In addition, the following benefits will be available to you on the first day of the month following the month in which you are hired:

1. Participation in SMART's medical/dental/vision/life and long term disability plans.

2.      Participation in Section 125 Child/Dependent Care Expenses.

        If your employment with SMART, or its' successors, is involuntarily terminated other than for cause, then SMART, or its' successors, shall continue to pay your base salary and extend your medical/dental/vision/life and long term disability benefits until the later of two years from your date of hire or one year from your date of termination, provided that (i) you sign a release agreement, satisfactory to SMART, releasing any claims you have or may have against SMART, its officers, directors, etc., and (ii) for so long as your base salary is continued as severance, you or a business you participate in does not hire or solicit to hire any former or then current SMART employees.

        For purposes of this letter, "cause" shall mean (i) your intentional misconduct which is materially injurious to SMART and which you do not cure after thirty days written notice from SMART, (ii) your conviction of a felony,
(iii) your permanent disability or death.

        On beginning your employment with SMART, you will be given an Employee Handbook which is a statement of SMART's current employment policies. It is important that you read, understand and comply with the policies contained in the Employee Handbook and any revisions made to it. You understand that the Employee Handbook does not constitute an employment contract. Like all employees at SMART, your employment will be at-will. Accordingly, either you or SMART can terminate your employment at will, with or without cause, at any time and with or without any advance notice.



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Mr. McDonald
February 17, 1999
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        This agreement is binding on SMART, its' successors and its' assigns.

        This offer will remain open until Friday, February 26, 1999. Please accept by signing in the space provided below and return the original to me by this date.

        We look forward to working with you at SMART.



Sincerely,
SMART Modular Technologies, Inc.

/s/ Ajay Shah
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Ajay Shah,
CEO


I accept the above offer and will join SMART on ____/____/______.

           /s/ Keith Mcdonald                            2/17/99
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             Keith Mcdonald                               Date